Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of October 27, 2026, by and between DLP ACCESS FUND, a Delaware statutory trust (the “Trust” or the “Fund”), and ONEASCENT CAPITAL LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Trust is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), that is operated as an interval fund; and

WHEREAS, the Adviser has been selected to act as the investment adviser of the Trust and to provide certain other services, as set forth below, and the Adviser is willing and authorized to act as such investment adviser and to perform such services under the terms and conditions of this Agreement hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. ADVISORY SERVICES. Subject to the supervision of the Board of Trustees of the Trust (the “Board”), the Adviser will provide or arrange to be provided to the Fund such investment advice as the Adviser in its discretion deems advisable and will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies as set forth in the Fund’s current Prospectus and Statement of Additional Information. The Adviser will determine or arrange for others to determine the securities and other investments to be purchased for the Fund (including the Fund’s allocations among the private investment funds in which the Fund invests, as described in the Fund’s current Prospectus (the “Underlying Funds”)), the investments to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. The Adviser will furnish such reports, evaluations, information or analyses to the Trust as the Board may request from time to time or as the Adviser may deem to be desirable. The Adviser also will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.

The Adviser shall provide at least sixty (60) days’ prior written notice to the Trust of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in control. The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Fund.

2. USE OF SUB-ADVISERS. The Adviser may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with the Adviser, provided the agreements are approved and ratified (i) by the Board, including a majority of the Trustees who are not parties to such agreements or “interested persons” of any such

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party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the 1940 Act by the Securities and Exchange Commission (“SEC”) or its staff, by vote of the holders of a majority of the outstanding voting securities of the Fund. Any such delegation shall not relieve the Adviser from any liability hereunder.

3. ALLOCATION OF CHARGES AND EXPENSES. The Adviser will pay the compensation and expenses of all persons rendering any services to the Trust who are directors, officers, employees, members or stockholders of the Adviser and will make available, without expense to the Fund, the services of such of the Adviser’s employees as may duly be elected Trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The Adviser will pay all advertising, promotion and other distribution expenses incurred in connection with the offering of the Fund’s shares, other than shareholder servicing fees payable by the Fund under a shareholder services plan adopted by the Board. The Adviser also will bear any expenses incurred in connection with voting proxies with respect to securities held in the Fund’s portfolio.

Except as impacted by any applicable expense limitation agreement between the Fund and the Adviser, the Fund will be responsible for all operating expenses of the Fund, including the compensation and expenses of any employees of the Trust and of any other persons rendering any Fund services not employed by the Adviser, any sub-adviser, or other Fund service provider being paid a fee for such services; Fund fees and expenses incurred in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering Fund shares under federal and state securities laws; insurance expenses; taxes or governmental fees; borrowing costs (such as interest and dividend expenses on securities sold short); fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale or repurchase of Fund shares; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing any documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations (unless the Board requires an investment adviser to pay such expenses in connection with a change of control at such advisory firm or otherwise); shareholder servicing fees and expenses payable under any shareholder services plan adopted by the Board; and all other operating expenses, unless specifically excluded by this Agreement. The Fund will also pay all brokerage fees and commissions, expenses of any Trustees or officers who are not affiliated with the Adviser or other service provider to the Trust, any indirect expenses (such as fees and expenses associated with investment in the Underlying Funds, acquired funds and other collective investment vehicles), and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.

The Adviser may obtain reimbursement from the Fund, at such time or times as the Adviser may determine in its sole discretion, for any Fund expenses advanced by the Adviser that the Fund is obligated to pay under this Section 3 (other than any Management Fee waived or Fund expense paid or absorbed by the Adviser under any applicable expense limitation agreement between the Fund and the Adviser, which may be repaid only as provided in that agreement), and such

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reimbursement shall not be considered to be part of the Adviser’s compensation pursuant to this Agreement.

4. COMPENSATION OF THE ADVISER. For all of the services to be rendered as provided in this Agreement, the Fund will pay the Adviser a management fee, accrued daily and payable monthly in arrears, based on the Fund’s average daily net assets at an annual rate of 0.50% (the “Management Fee”).

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust of the Trust or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund, as last determined, shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of the Fund has been suspended for a period including such month, the Adviser’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5. EXECUTION OF PURCHASE AND SALE ORDERS. In connection with purchases or sales of portfolio investments for the account of the Fund, including subscriptions for, and withdrawals or redemptions of, interests in the Underlying Funds, it is understood that the Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Adviser, subject to review of this selection by the Board from time to time. The Adviser will be responsible for providing trade tickets on a timely basis to the Trust’s administrator, following the execution of trade orders. The Adviser agrees to comply with the Trust’s Valuation Procedures, as adopted by the Board and amended from time to time, in determining the fair value of securities and other investments held in the Fund’s portfolio, including in its capacity as the Board’s valuation designee under Rule 2a-5 under the 1940 Act.

The Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that the amount of the commission is reasonable in relation to

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the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Adviser exercises investment discretion. The Fund and the Adviser understand and acknowledge that, although the information may be useful to the Fund and the Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

A broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Adviser’s personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. The Adviser and its personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund’s portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark-down or other fee received or to be received from the Fund’s portfolio transactions through such broker or dealer.

Subject to the provisions of the 1940 Act, and other applicable law, the Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which the Adviser gives any advice to its clients concerning the shares of the Fund, the Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6. PROXY VOTING. The Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time, and will exercise all consent, voting and similar rights attached to the Fund’s interests in the Underlying Funds. Such proxies and rights will be voted or exercised in a manner that the Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with the Adviser’s proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy, and any amendments thereto, to the Trust prior to the execution of this Agreement. The Adviser also will report the Fund’s proxy voting record to the Fund’s administrator in the form required by the SEC or its staff on Form N-PX.

7. CODE OF ETHICS. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days after the end of each calendar year while this Agreement is in effect, the Adviser will provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations, and which certifies that the Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8. SERVICES NOT EXCLUSIVE. The Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Adviser may render investment advice, management and other services to others, including other registered investment

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companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund.

9. LIMITATION OF LIABILITY OF ADVISER. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Adviser nor its directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the Adviser’s duties under this Agreement, or by reason of reckless disregard by any of such persons of the Adviser’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Adviser, who may be or become a Trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of the Adviser, or one under the Adviser’s control or direction, even though paid by the Adviser.

10. DURATION AND TERMINATION OF THIS AGREEMENT. The term of this Agreement shall begin with respect to the Fund on the launch date of the Fund and shall continue in effect with respect to the Fund for a period of two (2) years from that date so long as it has initially been approved by the Board and the initial shareholder(s). This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is specifically approved at least annually (a) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person (or in such other manner as may be permitted by rule, regulation, order or interpretive position of the SEC or its staff) at a meeting called for the purpose of voting on such approval.

If the initial shareholder(s) of the Fund fail to approve this Agreement in the manner set forth above, upon request of the Board, the Adviser will continue to serve or act in such capacity for the Fund for a period of time not to exceed one hundred fifty (150) days from the effective date of the termination of this Agreement; provided that the compensation to be paid by the Fund to the Adviser for its services to and payments on behalf of the Fund will be equal to the lesser of the Adviser’s actual costs incurred in furnishing such services and payments or the amount the Adviser would have received under this Agreement for furnishing such services and payments.

This Agreement may, on sixty (60) days’ written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board, by a vote of a majority of the

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outstanding voting securities of the Fund, or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as defined under the 1940 Act).

11. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12. LIMITATION OF LIABILITY TO TRUST PROPERTY. The term “DLP Access Fund” means and refers to the Trustees from time to time serving under the Trust’s Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any share of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and shareholders of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.

13. SEVERABILITY. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records which it maintains for the Trust are the property of the Trust and the Adviser agrees to surrender promptly to the Trust such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act all records which it maintains for the Trust that are required to be maintained by Rule 31a-1 under the 1940 Act.

15. QUESTIONS OF INTERPRETATION. (a) This Agreement shall be governed by the laws of the State of Delaware.

(b) For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act, and the term “brokerage and research services” shall have the meaning given in Section 28(e) of the Securities Exchange Act of 1934, as amended.

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(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust is 100 Grandview Place, Suite 200, Birmingham, AL 35243, and that the address of the Adviser is 100 Grandview Place, Suite 200, Birmingham, AL 35243.

17. CONFIDENTIALITY. The Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board has approved the disclosure or (ii) such disclosure is compelled by law. In addition, the Adviser, and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Adviser agrees that, consistent with its Code of Ethics, neither the Adviser nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. BINDING EFFECT. Each of the undersigned expressly warrants and represents that he or she has the full power and authority to sign this Agreement on behalf of the party indicated, and that his or her signature will operate to bind the party indicated to the foregoing terms.

20. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY BELOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

DLP Access Fund

By: /s/ John Siverling

Name: John Siverling

Title: Chief Executive Officer and Chairman of the Board

OneAscent Capital LLC

By: /s/ John Siverling

Name: John Siverling

Title: President

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